UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 31, 2013

DILIGENT BOARD MEMBER SERVICES, INC.

(Exact name of registrant as specified in Charter)

Delaware	000-53205	26-1189601
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

39 West 37 St. 8th Floor New York, NY 10018
(Address of principal executive offices)

(212) 741-8181

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 10, 2013, the Board of Directors (the “Board”) of Diligent Board Member Services, Inc. (the “Company”) approved a form of indemnification agreement to be entered into with the directors and executive officers of the Company (the “Indemnification Agreement”). Commencing on July 31, 2013, the Company began entering into the Indemnification Agreements with each of its current directors and executive officers, namely Carl D. Blandino, Joseph Carrabino, Jr., Michael Flickman, Jeffrey Hilk, David Liptak, Don Meisner, Greg B. Petersen, Mark Russell, Alessandro Sodi, Thomas N. Tartaro and Mark Weldon. The Company anticipates that it will enter into substantially similar Indemnification Agreements with any new directors or executive officers. The Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated By-laws of the Company currently require the Company to indemnify and advance expenses to its directors and officers to the fullest extent permitted by law. The Indemnification Agreements were entered into in part to provide the Company’s officers and directors with specific contractual assurance that the protection promised by the Amended and Restated Certificate of Incorporation and Amended and Restated By-laws will be available. The Indemnification Agreements, subject to limitations contained therein, obligate the Company to indemnify a director or officer, to the fullest extent permitted by applicable law, for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by them in any action, suit, claim, inquiry, arbitration or other proceeding arising out of their services as one of our directors or officers. Subject to certain limitations, the Indemnification Agreements provide for the advancement of expenses incurred by the indemnitee, and the repayment to the Company of the amounts advanced to the extent that it is ultimately determined that the indemnitee is not entitled to be indemnified by the Company. The Indemnification Agreements also create certain rights in favor of the Company, including the right to assume the defense of claims and to consent to settlements. The Indemnification Agreements do not exclude any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled under applicable law, the certificate of incorporation or bylaws of the Company, any agreement, a vote of stockholders or disinterested directors, or otherwise.

The foregoing is a summary of the material terms of the Indemnification Agreement. A copy of the form of Indemnification Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As disclosed in the Company’s Current Report on Form 8-K filed with the SEC on June 14, 2013, Don Meisner, the Company’s Controller, provided the Company with notice that he will resign from his position with an expected effective date of August 30, 2013. On August 1, 2013, the Company entered into a transition, separation and general release agreement (the “Agreement”) with Mr. Meisner specifying his transitional duties and related compensation. Set forth below is a summary of the material terms of the Agreement:

•	During the transition period, which may extend past August 30, 2103 if required to complete the Company’s financial reporting for the second quarter of 2013, Mr. Meisner will continue to work on a full time basis and provide assistance with the Company’s financial reporting and other services as may reasonably be requested by an officer of the Company.

•	The Company will pay Mr. Meisner a retention payment in the aggregate amount of $50,000 following completion of the transition period (less applicable withholdings and customary payroll deductions).

•	The period during which Mr. Meisner may exercise the option to purchase 45,000 shares of the Company’s common stock granted on October 9, 2009 (the “Option”) pursuant to the Company’s 2007 Stock Option and Incentive Plan will be extended until the earlier of (i) the first anniversary of the Resignation Date, or (ii) the expiration of the term of the Option.

•	The Company's obligations set forth in the indemnification agreement between Mr. Meisner and the Company will survive the termination of Mr. Meisner's employment with the Company as set forth in such agreement.

The Agreement also contains additional provisions which are customary for agreements of this type. These include confidentiality, non-solicitation and cooperation provisions, as well as a customary release of claims in favor of the Company.

A copy of the Agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01 Exhibits

(d) Exhibits

Exhibit
No.	Description
10.1	Form of Indemnification Agreement
10.2	Transition, Separation and General Release Agreement by and between Diligent Board Member Services, Inc. and Don Meisner

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 1, 2013	DILIGENT BOARD MEMBER SERVICES, INC.

	By:	/s/ Carl D. Blandino
Carl D. Blandino Chief Financial Officer